News Release Q3 2019

Corteva Agriscience Reports Third Quarter 2019 Results – Delivers Earnings Improvement Over Prior Year

- GAAP earnings per share (EPS) from continuing operations was a loss of $(0.69) for the third quarter and operating EPS[1] was a loss of $(0.39) – both improved compared to prior year[2].
- Net sales were $1.9 billion, down 2% from the same quarter last year, with flat organic[1] sales. On a segment net sales basis, timing shifts contributed to a 24% increase in Seed, which was more than offset by a 12% decline in Crop Protection.
- GAAP loss from continuing operations after income taxes was $(527) million; Operating EBITDA[1] was a loss of $(207) million – both improved over prior year on a pro-forma basis[2].
- Merger cost synergies for the three months ended September 30, 2019 totalled approximately $100 million and remain on track with full-year commitment of $350 million.
- Outlook[5] – Management provided full-year 2019 operating EBITDA[1] guidance at the low end of the prior range, or approximately $1.9 billion, due to further negative impact of currency. Full-year 2019 operating EPS[1] range revised with a $0.04 improvement over the prior guidance mid-point.

FINANCIAL HIGHLIGHTS	Net Sales	EPS	Loss From Cont. Ops. (AT)
GAAP	$1.91 B	$(0.69)	$(527 M)
vs. 3Q18[2]	(2)%	+90%[6]	+90%[6]
	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$1.94 B	$(0.39)	$(207 M)
vs. 3Q18[2]	-%	+35%	+18%



Our teams around the globe delivered an extraordinary effort in the quarter to support our customers in the face of numerous challenges. Corteva achieved solid earnings improvement relative to the prior year and made ongoing progress on our priorities for shareholder value creation, including securing new product registrations, driving continued synergy and productivity improvements, and returning cash to shareholders. We remain focused on driving operational discipline and committed to setting the stage for solid net sales and operating earnings growth in 2020.

– James C. Collins, Jr., Corteva Chief Executive Officer

Company Updates

2020 Launch of Key Seed Products

Corteva recently launched the 2020 sales season in North America[3]. Expanded launch of new Qrome® products are expected to provide low single digit price uplift in corn, given demonstrated yield advantages. In soybeans, the new Enlist E3™[4] offerings are expected to scale to 10% of North America acres with continued licensing opportunities.

New Investment Authorized to Expand Spinosyns Capacity

Corteva's Board of Directors recently authorized an investment to increase Spinosyns fermentation capacity by 30% to address global market growth in insecticides that handle chewing insects in specialty and row crops. The additional capacity will be staged to come online over the next few years and will generate >$100 million of annual operating EBITDA[1] at maturity.

Delivering on Commitment to Return Cash to Shareholders

Corteva took two critical next steps related to shareholder remuneration commitments as it intends to return approximately $220 million to shareholders by the end of the year. The Company repurchased shares in the quarter as part of its $1 billion share repurchase program and in October declared its second continuous quarterly dividend since spin.

1. Organic sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA and Pro Forma Operating EBITDA are non-GAAP measures. See page 5 for further discussion. 2. First Quarter 2019 and prior year GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™ 5. The company does not provide the most comparable GAAP measure on a forward-looking basis. See page 5 for further discussion. 6. Improvement over prior year for Loss from Continuing Operations After Income Taxes and GAAP EPS is primarily due to the absence of a goodwill impairment charge recognized in the third quarter 2018. See page 1 of the Financial Statement Schedules for further disclosure.

CORTEVA agriscience

News Release Q3 2019

Summary of Third Quarter 2019

WILMINGTON, Del., October 31, 2019 – Corteva, Inc. (NYSE: CTVA) today reported financial results for the quarter ended September 30, 2019 and provided guidance for the full year.

For the quarter, net sales declined 2% versus the same period last year, with flat organic sales[1]. Favorable impacts from shifts of soybean and corn sales into the third quarter, driven by delayed planting in North America[3], were more than offset by shifts of Crop Protection sales in Latin America.

Local price declined 3% in the third quarter 2019 versus the same period last year, driven by North America. Higher replant in soybeans and corn, coupled with increased grower incentive discounts, contributed to the decline.

Volumes increased 3% versus the same period last year, as delayed North America planting shifted second quarter sales into the third quarter. This volume growth was partially offset by declines in Latin America, where early demand for Crop Protection products shifted sales into the second quarter and delays in the Brazil soybean season shifted Crop Protection sales into the fourth quarter. Currency represented a headwind of 2%, primarily due to the Brazilian Real and Euro.

GAAP loss from continuing operations after income taxes was $(527) million in the quarter. Operating EBITDA[1] was a loss of $(207) million, an improvement of 18% as compared to the same period last year on a pro forma basis[2]. Improvement in Seed operating EBITDA due to timing shifts in North America and cost savings from synergies was partially offset by lower Crop Protection operating EBITDA, due to timing of sales in Latin America.

The Company reported a loss $(0.69) for GAAP EPS from continuing operations and a loss of $(0.39) for operating EPS[1] for the third quarter 2019.

($ in millions, except where noted)	3Q 2019	3Q 2018	% Change	% Organic Change[1]
Net Sales	**$1,911**	**$1,947**	**(2)%**	**- %**
North America	$623	$537	16%	16%
EMEA	$305	$296	3%	8%
Latin America	$762	$875	(13)%	(11)%
Asia Pacific	$221	$239	(8)%	(6)%

($ in millions, except where noted)	3Q 2019	3Q 2018[2]	% Change
GAAP Loss from Continuing Operations After Income Taxes	$(527)	$(5,336)	90%[6]
Operating EBITDA[1]	$(207)	$(251)	18%
GAAP EPS from Continuing Operations ($/share)	$(0.69)	$(7.13)	90%[6]
Operating EPS[1] ($/share)	$(0.39)	$(0.60)	35%

CORTEVA agriscience
News Release Q3 2019

Crop Protection Summary

Crop Protection net sales were $1.2 billion in the third quarter, down from $1.4 billion in the same quarter last year. The decrease was due to a 9% decline in volume, a 2% decline in local price, and a 1% decline from currency.

The volume decline was driven by early demand for Spinosyns insecticides and seed applied technologies in Latin America, where approximately $80 million of sales shifted into the second quarter and a delayed soybean season in Brazil shifted sales into the fourth quarter. These shifts more than offset the approximate $65 million improvement in new product sales, driven by EMEA, versus the same quarter last year. The decrease in local price was driven by grower incentive discounts in North America. Unfavorable currency impacts were primarily due to the Brazilian Real and Euro.

Crop Protection operating EBITDA was $119 million, down 25% from the same period last year. Volume declines in Latin America, grower incentive discounts in North America, and currency more than offset cost synergies, sales from new products, and ongoing productivity.

($ in millions, except where noted)	3Q 2019	3Q 2018	% Change	% Organic Change[1]
North America	$397	$425	(7)%	(7)%
EMEA	183	163	12%	16%
Latin America	491	621	(21)%	(20)%
Asia Pacific	159	187	(15)%	(14)%
Total Crop Protection Net Sales	**$1,230**	**$1,396**	**(12)%**	**(11)%**

Seed Summary

Seed net sales were $681 million in the third quarter, up from $551 million in the same quarter last year. The increase was due to a 31% increase in volume, partially offset by a 5% decline in local price and a 2% decline from currency.

Strong volume growth was driven by significant weather-related planting delays in North America in the first half of the year, which shifted soybean and corn seed sales into the third quarter. The decline in local price resulted from competitive pricing pressure in soybeans in the U.S. and increased soybean and corn replant in North America, which was partially offset by mix improvement in Latin America. Unfavorable currency impacts were primarily due to the Brazilian Real.

Seed operating EBITDA was a loss of $(295) million, compared to a loss of $(372) million in the same period last year. Volume gains from delayed seed sales in North America, cost synergies, and ongoing productivity more than offset decreases in local price and the unfavorable impact of currency.

($ in millions, except where noted)	3Q 2019	3Q 2018	% Change	% Organic Change (1)
North America	$226	$112	102%	102%
EMEA	122	133	(8)%	(3)%
Latin America	271	254	7%	9%
Asia Pacific	62	52	19%	23%
Total Seed Net Sales	**$681**	**$551**	**24%**	**26%**

News Release Q3 2019 Outlook The Company affirmed 2019 guidance for net sales and per share. Using the mid-point, this represents a $0.04 expects operating EBITDA at approximately $1.9 billion, improvement over the mid-point of the prior guidance. which is the lower end of the previously communicated range of $1.9 billion to $2.05 billion. The Company now Corteva is not able to reconcile its forward-looking non- expects to deliver at the lower end of the previously GAAP financial measures to its most comparable U.S. communicated range largely due to further negative impact GAAP financial measures, as it is unable to predict with of currency. The Company revised its full-year operating reasonable certainty items outside of its control, such as EPS range, now expected to be between $1.20 and $1.26 significant items, without unreasonable effort. Third Quarter Conference Call The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results and outlook today, October 31, 2019, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Agriscience Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019, and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DuPont, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Corteva's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva's business, results of operations and financial condition. Some of the important factors that could cause Corteva's actual results to differ materially from those projected in any such forward-looking statements include: (i) effect of competition and consolidation in Corteva's industry; (ii) failure to successfully develop and commercialize Corteva's pipeline; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva's products; (iv) failure to enforce Corteva's intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva's biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of disruptions to Corteva's supply chain, information technology or network systems; (xi) competitor's establishment of an intermediary platform for distribution of Corteva's products; (xii) effect of volatility in Corteva's input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xiv) failure of Corteva's customers to pay their debts to Corteva, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva; (xvi) failure to benefit

News Release Q3 2019 from significant cost synergies and risks related to the indemnification obligations of legacy DuPont liabilities in connection with the separation of Corteva; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with environmental laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva's global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; and (xxiii) risks related to the discontinuation of LIBOR. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva's management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the "Risk Factors" section of Exhibit 99.1 of Amendment No. 4 to Corteva's Registration Statement on Form 10 and of Corteva's Quarterly Report on Form 10-Q for the period ended June 30, 2019, as modified by subsequent reports on Form 10-Q and Current Reports on Form 8-K. Corteva Unaudited Pro Forma Financial Information In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the first quarter of 2019 and prior has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the merger of DuPont and Dow, debt retirement transactions related to paying off or retiring portions of Historical DuPont’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Corteva’s Form 10 registration statement filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include organic sales, operating EBITDA, pro forma operating EBITDA, operating EBITDA margin, pro forma operating EBITDA margin, operating earnings per share, pro forma operating earnings per share, base tax rate, and pro forma base tax rate. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 5 of the Financial Statement Schedules. For first quarter and prior year, these non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X. See Article 11 Pro Forma Combined Statements of Operations starting on page 14 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page 8 of the Financial Statement Schedules. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits , net and foreign exchange gains (losses), excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings per share are defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items (including goodwill impairment charges), the after-tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company's intangible assets is excluded from these non- GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). All periods for the first quarter of 2019 and prior are on a pro forma basis as discussed above in the paragraph ‘Corteva Unaudited Pro Forma Financial Information’. ® TM SM Trademarks and service marks of Dow AgroSciences, DuPont or Pioneer, and their affiliated companies or their respective owners. # # # 10/31/19

News Release Q3 2019 Media Contact: Gregg M. Schmidt +1 302-485-3260 gregg.m.schmidt@corteva.com Investor Contact: Megan Britt +1 302-485-3279 megan.britt@corteva.com